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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT made as of __________ 1999 by and between UTEK Corporation, a Delaware corporation, having an office at 202 South Wheeler Street, Plant City, Florida 33566 (hereinafter referred to as "Employer") and Uwe Reischl, MD, Ph.D.,c/o Utek Corporation,(hereinafter referred an individual "Employee"):

         WHEREAS, Employer employs, and desires to continue to employ, Dr. Reischl as the President of Employer, and

         WHEREAS, Employee is willing to continue to be employed as the President in the manner provided for herein, and to perform the duties of the Employer upon the terms and conditions herein set forth;

    NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows;

         1. Employment of Employee: Employer hereby employs Employee as
President.

         2. Term.

         a. Subject to Section 10 below and further subject to Section 2(b) below, the term of this Agreement shall commence on the first day of September 1999 and expire five years from such date. Each 12 month period from the commencement date forward during the term hereof shall be referred to as an "Annual Period." During the term hereof, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates.

         b. Subject to Section 10 below, unless the Board of Directors of this Company (the "Board") of Employer shall determine to the contrary and shall so notify Employee in writing on or before the end of any Annual Period or unless the Employee notifies Employer in writing on or before the end of the final Annual Period of his desire not to renew this Agreement, then at the end of each Annual Period, the term of this Agreement shall be automatically extended for one (1) additional Annual Period to be added at the end of the then current term of this Agreement.

         3. Duties The Employee shall perform those functions generally performed by persons of such title and position, shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Board, and shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer. Employee shall report directly and solely to the CEO.


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         4. Compensation

         a. (i) Employee shall be paid a salary of $100,000. Employee shall be paid periodically in accordance with the policies of the Employer during the term of this Agreement, but not less than monthly. Employee shall be paid periodically in accordance with the policies of the Employer during the term of this Agreement, but not less than monthly. The basic compensation provided in this Agreement shall be adjusted annually to reflect the increase, if any, in the cost of living by adding to such basic salary an amount obtained by multiplying the basic salary by the percentage by which the level of the Consumer Price Index for all urban consumers for the United States, as reported by the Bureau of Labor Statistics of the United States Department of Labor has increased over its level as of the date of the commencement of this Agreement. The adjustment shall take place on September 1, of each year and the Employer shall begin paying the adjusted salary on September 15, of each year. The Employee shall be paid such additional compensation from the Employer for the services rendered under this Agreement as may be determined, from time to time, in the sole discretion of the Chief Executive Officer.

         b. (ii) Company shall grant to the employee 50,000 incentive stock options (ISO's)to purchase UTEK shares at 100% of the IPO price. These options will vest the sooner of either pro rata, quarterly, over 36 months or upon the bid price of UTEK being > or = to $10 for 15 consecutive trading days.

            (iii) A $500 per month automobile allowance.

         d. Employer shall include Employee in its health insurance program available to Employer's executive officers and shall pay 100% of the premiums for such program.

         e. Employee shall have the right to participate in any other employee benefit plans established by Employer.

         5. Expenses. Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are acceptable to Employer, which approval shall not be unreasonably withheld, for business related travel and entertainment expenses, and that Employee shall submit to Employer reasonably detailed receipts with respect thereto.


         6. Vacation Employee shall be entitled to receive three(3) weeks paid vacation time after each year of employment upon dates agreed upon by Employer. Upon separation of employment, for any reason, vacation time accrued and not used shall be paid at the salary rate of Employee in effect at the time of employment separation.


         8. Secrecy At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning internal affairs or proprietary business operations of Employer.


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         9. Covenant Not to Compete Subject to, and limited by, section 11(b),
Employee will not, at any time, anywhere in the world, during the term of this Agreement, and for one (1) year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business of Employer as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, director, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Employee, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business and further provided that said competitive enterprise or business is a publicly held entity whose stock is listed and traded on a national stock exchange or through the NASDAQ Stock Market.

         10. Termination.

         a. Termination by Employer

            (i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, "Cause" shall mean (A) engaging by the Employee in conduct that constitutes activity in competition with Employer; (B) the conviction of Employee for the commission of a felony; and/or (C) the habitual abuse of alcohol or controlled substances. Notwithstanding anything to the contrary in this Section 10(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from the Board advising Employee of the specific acts or omissions alleged to constitute cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (At least 10 days from the date Employee receives the notice from the Board) to correct the acts or omissions so complained of. In no event shall alleged incompetence of Employee in the performance of Employees duties be deemed grounds for termination for Cause.


            (ii) Employer may terminate Employee's employment under this Agreement if, as a result of any physical or mental disability, Employee shall fail or be unable to perform his duties under this Agreement for any consecutive period of 90 days during any twelve-month period. If Employees employment is terminated under this Section 10(a)(ii): (A) for the first six months after termination, Employee shall be paid 100% of his full compensation under Section 4(a) of this Agreement at the rate in affect on the date of termination, and in each successive 12 month period thereafter Employee shall be paid an amount equal to 67% of his compensation under Section 4(a) of this agreement at the rate in effect on the date of termination and (B) Employee shall continue to be entitled, insofar as is permitted under applicable insurance policies or plans, to such general medical and employee benefit plans (including profit sharing or pension plans) as Employee had been entitled to on the date of termination. Any amounts payable by Employer to Employee under this paragraph shall be reduced by the amount of any disability payments payable by or pursuant to plans provided by Employer and actually paid to Employee.


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            (iii) This agreement automatically shall terminate upon the death of
Employee, except that Employee's estate shall be entitled to receive any amount accrued under Section 4(a) and any other amount to which Employee was entitled of the time of his death.

         b. Termination by Employee

         Employee shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following events (A) through (E):

            (A) Employee is not elected or retained as President.

            (B) Employer acts to materially reduce Employee's duties and responsibilities hereunder. Employee's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Employee shall continue to have the same duties and responsibilities with respect to Employer's business, and Employee shall report directly to the chief executive officer and/or board of directors of the entity (or individual) that acquires Employer or its assets.

            (C) A Material Reduction (as hereinafter defined) in Employees rate of base compensation, or Employee's other benefits. "Material Reduction" shall mean a ten percent (10%) differential;

            (D) A failure by Employer to obtain the assumption of this Agreement by any successor;

            (E) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

         (c) If Employer shall terminate Employee's employment other than due to his death or disability or for Cause (as defined in Section 10(a)(i) of this Agreement), or if Employee shall terminate this Agreement under Section 10(b)(i), Employer's obligations under Section 4 shall be absolute and unconditional and not subject to any offset or counterclaim and Employee shall continue to be entitled to receive all amounts provided for by Section 4 and all additional employee benefits under Section 4 regardless of the amount of compensation he may earn with respect to any other employment he may obtain

         11. Consequences of Breach by Employment Termination.

         a. If this Agreement is terminated pursuant to Section 1D(b)(i) hereof, or if Employer shall terminate Employee's employment under this Agreement in any way that is a breach of this Agreement by Employer, the following shall apply:


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            (i) Employee shall receive as a bonus, and in addition to his salary continuation pursuant to Section 10 (b)(8)above, a cash payment equal to the Employee's total base salary as of the date of termination hereunder for the remainder of the term plus an additional amount to pay all federal, state and local income taxes thereon on a grossed-up basis as heretofore provided, payable within 30 days of the date of such termination.

            (ii) Employee shall be entitled to payment of any previously declared bonus and additional compensation as provided in Section 4(a) and (b) above.

         b. In the event of termination of Employees employment pursuant to
Section 10(b)(i) of this Agreement, the provisions of Section 9 shall not apply to Employee.

         12. Remedies

         Employer recognizes that because of Employee's special talents, stature and opportunities in the technology acquisition industry, and because of the special creative nature of and compensation practices of said industry and the material impact that individual projects can have on company's results of operations, in the event of termination by Employer hereunder (except under Section 10(a)(i) or (iii), or in the event of termination by Employee under
Section 10(b)(i) before the end of the agreed term, the Employer acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of Rights Constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts' Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

         13. Excise Tax. In the event that any payment or benefit received or to be received by Employee in connection with a termination of his employment with Employer would constitute a "parachute payment" within the meaning of Code
Section 28OG or any similar or successor provision to 28OG and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Employer shall assume all liability for the payment of any such tax and Employer shall immediately reimburse Employee on a "grossed-up" basis for any income taxes attributable to Employee by reason of such Employer payment and reimbursements.

         14. Arbitration Any controversies between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, save and except for any breaches arising out of Sections 8 and 9 hereof, shall on the written request of either party served on the other be submitted to arbitration. Such arbitration shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration Association. The cost of arbitration shall be born by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to award punitive damages to either party.


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         15. Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

         16. Entire Agreement; Survival. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Employer and Employee with respect to Employee's employment by Employer. The unenforceability of any provision of this Agreement shall not effect the enforceability of any other Provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

         The provisions of Sections 4, 8, 9,10(a)(ii) 10(a)(iii), 10(c), 11, 12, 13, 14, 19, and 20 shall survive the termination of this Agreement.

         17. Assignment This Agreement shall not be assigned to other parties.

         18. Governing Law This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the internal laws of the State of Florida, without regard to the conflicts of laws principles thereof. 19. Notice All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

         a. delivered by hand;

         b. sent be telex or telefax, (with receipt confirmed), provided that a copy Is mailed by registered or certified mail, return receipt requested; or

         c. received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, telex numbers and telefax numbers as the party may designate to itself by notice to the other parties:

                (i)     If to the Employer:
                             UTEK Corporation
                             202 South Wheeler Street,
                                Plant City, Fl 33566
                             Telefax: 813-754-2383
                             Telephone: 813-754-4330

                (ii)   If to the Employee:
                             Dr. Uwe Reischl
                             202 South Wheeler Street
                                Plant City, Fl 33566
                             Telefax: 813-754-2383
                             Telephone: 813-754-4330

         20. Severability Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

  IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.


UTEK, Corporation

----------------------------                 ---------------------------------
By; Clifford M. Gross, Ph.D.                 By; Uwe Reischl, Ph.D.,
M.D. CEO                                     Employee